                           Rule 424(b)(3)
                           Registration Statement Nos. 333-98743 and 333-103966 CUSIP 125581AH1; Common Code 018642883;
                           ISIN US125581AH11

PRICING SUPPLEMENT NO. 12
Dated February 9, 2004 to
Prospectus, dated May 9, 2003 and
Prospectus Supplement, dated May 9, 2003.

                                  [CIT LOGO]

                                 CIT GROUP INC.
                        $750,000,000 5.00% SENIOR NOTES
                             DUE FEBRUARY 13, 2014

                              Joint Lead Managers
CITIGROUP                      GOLDMAN, SACHS & CO.              MORGAN STANLEY

                                 ----------------

ABN AMRO INCORPORATED                             BANC ONE CAPITAL MARKETS, INC.
CREDIT SUISSE FIRST BOSTON                                                  HSBC
LEHMAN BROTHERS                                                         SG COWEN
UBS INVESTMENT BANK                                          WACHOVIA SECURITIES

                                 ----------------

BNY CAPITAL MARKETS, INC.    MIZUHO INTERNATIONAL PLC    NATIONAL AUSTRALIA BANK

(X) Senior Note               ( ) Senior Subordinated Note

PRINCIPAL AMOUNT:             $750,000,000.

PROCEEDS TO CORPORATION:      98.851% or $741,382,500.

UNDERWRITERS' COMMISSION:     0.450% or $3,375,000.

ISSUE PRICE:                  99.301% or $744,757,500.

ORIGINAL ISSUE DATE:          February 13, 2004.

MATURITY DATE:                February 13, 2014, provided that if such day is not a
                              Business Day, the payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the
                              Maturity Date.

INTEREST RATE:                The notes will bear interest at an annual rate of 5.00%.

SPECIFIED CURRENCY:           U.S. Dollars ($).

DELIVERY:                     The Notes are expected to be delivered in book-entry form
                              only, to purchasers through The Depository Trust Company,
                              Clearstream and Euroclear, as the case may be, on or about
                              February 13, 2004.

FORM:                         Global Note.

INTEREST PAYMENT DATES:       Interest will be paid at maturity, upon earlier tax
                              redemption (to the extent provided in the prospectus
                              supplement) and semiannually on February 13 and August 13 of each year, commencing August 13, 2004, provided that if any such day is not a Business Day, the Interest Payment Date
                              will be the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the
                              Maturity Date.

ACCRUAL OF INTEREST:          Interest payments will include the amount of interest
                              accrued from and including the most recent Interest Payment
                              Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable
                              Interest Payment Date.

EXCHANGE LISTING:             None.

TRUSTEE, REGISTRAR,
  AUTHENTICATING AGENT,
  U.S. CALCULATION AGENT AND
  U.S. PAYING AGENT:          J.P. Morgan Trust Company, National Association (as
                              successor to Bank One Trust Company, N.A.)

CUSIP:                        125581AH1

COMMON CODE:                  018642883

ISIN:                         US125581AH11

                              PLAN OF DISTRIBUTION

    We have entered into a terms agreement, dated as of February 9, 2004, with the Underwriters named below for whom Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as representatives. Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                                               PRINCIPAL
                   UNDERWRITERS OF NOTES                         AMOUNT
                   ---------------------                         ------
Citigroup Global Markets Inc................................  $196,500,000
Goldman, Sachs & Co.........................................   196,500,000
Morgan Stanley & Co. Incorporated...........................   196,500,000
ABN AMRO Incorporated.......................................    19,500,000
Banc One Capital Markets, Inc...............................    19,500,000
Credit Suisse First Boston LLC..............................    19,500,000
HSBC Securities (USA) Inc...................................    19,500,000
Lehman Brothers Inc.........................................    19,500,000
SG Cowen Securities Corporation.............................    19,500,000
UBS Securities LLC..........................................    19,500,000
Wachovia Capital Markets, LLC...............................    19,500,000
BNY Capital Markets, Inc....................................     1,500,000
Mizuho International plc....................................     1,500,000
National Australia Bank Limited.............................     1,500,000
                                                              ------------
    Total...................................................  $750,000,000
                                                              ------------
                                                              ------------

    We have been advised by the Underwriters that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this pricing supplement, and to certain dealers at a price less a concession not in excess of 0.30% of the principal amount of the notes. The Underwriters may allow, and these dealers may reallow, a concession to certain other dealers not in excess of 0.20% of the principal amount of the notes. After the initial public offering, the public offering price and these concessions may be changed from time to time.

    The notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the notes may not be liquid.

    The terms agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the notes if any are purchased.

    In connection with this offering, some or all of the Underwriters and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the notes. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those Underwriters and affiliates may bid for or purchase notes for the purpose of stabilizing the market price. The Underwriters also may create a short position for the account of the Underwriters by selling more notes in connection with this offering than they are committed to purchase from us. In that case, the Underwriters may purchase notes in the open market following completion of this offering to cover their short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and/or other financial services to CIT and its subsidiaries.

    The terms agreement provides that CIT will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.

                                       3